EXHIBIT 10.11

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of the 24th day of March, 2014 (the “Effective Date”), by and between MainStreet BankShares Inc., a Virginia corporation (“MainStreet”), and Sonya B. Smith (“Employee”).

WITNESSETH:

WHEREAS, Employee is employed by either MainStreet or MainStreet’s wholly owned subsidiary, Franklin Community Bank (“Bank”). MainStreet or Bank, as the case may be, as employer of Employee is hereinafter referred to as “Employer”.

WHEREAS, MainStreet has agreed to provide for certain payments to Employee in the event of a termination of Employee’s employment with the Employer under certain circumstances in conjunction with a Change in Control Event (as defined below), and, to set forth the terms and conditions of that arrangement, MainStreet and Employee desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, MainStreet and Employee hereby agree as follows:

1.          Effective Date of Agreement. This Agreement shall be effective on the Effective Date set out above and shall remain in effect until terminated as provided herein.

2.          Payment in Certain Events. If at the effective time of a “Change in Control Event” (as defined below) or any time within one(1) year following a Change in Control Event (A) Employer terminates Employee’s employment without “Cause” (as defined below) or, (B) Employee terminates his or her employment with Employer for Good Reason (as defined below), provided that (i) Employee gives Employer notice of the condition constituting Good Reason and at least thirty (30) days to remedy such condition and (ii) such termination occurs within one (1) year following the initial existence the condition constituting Good Reason, then in either event (subject to the limitations set forth herein) Employee shall be entitled to receive from MainStreet, and MainStreet shall be obligated to pay or cause to be paid to Employee, an amount equal to the lesser of (x) one (1x) times the Employee’s annual base salary for the calendar year preceding the year in which the Termination Date occurs or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for the year in which the Termination Date occurs. If Employee’s employment is terminated by Employer without Cause prior to the effective time of a Change in Control Event but following the date on which MainStreet’s board of directors takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to a Change in Control Event, then for purposes of this Agreement, such termination of employment shall be deemed to occur at the effective time of the Change in Control Event. Otherwise, if Employee’s employment is terminated prior to the effective time of a Change in Control Event, Employee shall have no rights hereunder. Amounts payable under this Section 2 shall be paid in a lump sum payable on the first day of the seventh month following the Termination Date.

3.           Definitions. For purposes of this Agreement:

(A)         “Change of Control Event” shall mean: a change in the ownership of the Employer, a change in the effective control of the Employer, or a change in the ownership of a substantial portion of the assets of the Employer, consistent with and interpreted in accordance with Internal Revenue Code Section 409A and regulations issued thereunder, and specifically defined as follows:

In order to constitute a Change in Control Event as to the Employee, the Change in Control Event shall relate to:

(1)         the corporation for whom the Employee is performing services at the time of the Change in Control Event; or

(2)         the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Employee for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(3)         a corporation that is a majority shareholder of a corporation identified in either subparagraph (1) or (2), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in either subparagraph (1) or (2) above.

(i)          Change In Ownership. A change in the ownership of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if any person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of a corporation, then the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).

(ii)         Change In Effective Control. Notwithstanding the fact that a corporation has not undergone a change in ownership as described above, a change in the effective control of a corporation shall occur only on the date that either:

(a)          any one person or more than one person acting as a group acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or

(b)          a majority of members of the corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that for purposes of this subparagraph, the term “corporation” refers solely to the relevant corporation identified above, for which no other corporation is a majority shareholder.

(iii)        Change In Ownership of Assets. A change in the ownership of a substantial portion of the assets of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” shall mean the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A transfer of assets by a corporation shall not be treated as a change in the ownership of such assets if the assets are transferred to:

(a)          a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)          an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; or

(c)          a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation; or

(d)          an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person who is a “related person” under applicable Treasury Regulations.

There shall be no Change in Control Event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(B)         “Successor” shall mean: any person or entity (corporate or otherwise) which, in connection with a Change in Control Event, shall be merged into MainStreet or Bank or which MainStreet or Bank shall merge into or be consolidated with or to which all or substantially all of MainStreet’s or Bank’s assets shall be transferred in any manner or which by law or agreement assumes, takes assignment of or becomes obligated for MainStreet’s or Bank’s obligations. Successor shall include any Successor of a preceding Successor.

(C)         “Cause” or “for Cause” shall mean:

(i)          continual or deliberate neglect by Employee in the performance of his material duties and responsibilities or the Employee’s willful failure to follow reasonable instructions or policies of Employer (for purposes of this subsection C the term Employer shall include any Successor of Employer) applicable to Employee after a Change in Control Event after being notified of such failure and being given a reasonable opportunity and period to remedy such failure;

(ii)         with respect to Employee, conviction of, indictment for (or its procedural equivalent), entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud;

(iii)        any breach or violation by Employee in any material respect of any code or standard of behavior generally applicable to employees of Employer, after being advised in writing of such breach or violation and being given a reasonable opportunity and period to remedy such breach or violation;

(iv)        dishonesty of Employee in any aspect of his or her employment, or breach of a fiduciary duty to Employer or to Employer’s its subsidiaries;

(v)         the willful engaging by Employee in conduct that is reasonably likely to result, in the good faith judgment of Employer, in material injury to Employer or any of its subsidiaries or affiliates, monetarily or otherwise;

(vi)        the violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over Employer or any of its affiliates or subsidiaries (a “Regulatory Authority,” including without limitation the Federal Deposit Insurance Corporation, the Virginia Bureau of Financial Institutions, Office of the Comptroller of the Currency, the Federal Reserve Board, the Securities and Exchange Commission or any other regulatory agency), which results from Employee’s negligence, misconduct or disregard of such law, rule, regulation, order or policy statement and results in any not immaterial damage, monetary or otherwise, to Employer or any of its affiliates or subsidiaries or to their reputation;

(vii)       the conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, Employer or any of its affiliates or subsidiaries; or, in the event Employee becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the affairs of Employer or any of its affiliates or subsidiaries (or if proceedings for that purpose are commenced) by, any Regulatory Authority; or

(viii)      the exclusion of Employee by the carrier or underwriter from coverage under Employer’s then current “blanket bond” or other fidelity bond or insurance policy covering its or its affiliates’ or subsidiaries’ directors, officers or employees, or the occurrence of any event which Employer believes, in good faith, will result in Employee being excluded from such coverage, or having coverage limited as to Employee as compared to other covered officers or employees, pursuant to the terms and conditions of such “blanket bond” or other fidelity bond or insurance policy.

(D)         “Good Reason” shall mean the existence of one or more of the following conditions which arises in connection with or after the effective time of a Change in Control Event without the consent of the Employee:

(i)          a material diminution in the Employee’s base compensation;

(ii)         a material diminution in the Employee’s authority, duties or responsibilities;

(iii)        a material diminution in the authority, duties or responsibilities of the supervisor to whom the Employee is required to report;

(iv)        a material diminution in the budget over which the Employee retains authority;

(v)         a material change in the geographic location at which the Employee must perform services; or

(vi)        any other action or inaction that constitutes a material breach by the Employer of the agreement under with the Employee provides services.

(VII)       any failure by a Successor to expressly agree to the terms and conditions of this Agreement without modification.

(E)         “Other than Good Reason” shall mean any voluntary termination by the Employee which is not for Good Reason.

(F)         “Retirement” shall mean the Employee’s retirement on or after the age of 65.

(G)         “Determination of Long Term Incapacity” shall mean a good faith determination by Employer that, as a result of mental or physical illness or injury the Employee has failed to perform his assigned duties with Employer on a full time basis for a period exceeding twelve (12) consecutive months.

(H)         “Termination Date” means the effective date as of which the Employee’s employment with Employer is terminated, giving rise to a payment obligation under Section 2.

4.           Possible Reduction in Payment and Benefits. Following any Change in Control Event, to the extent that any amount of pay or benefits provided under to Employee under this Agreement would cause Employee to be subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after taking into consideration all other amounts payable to Employee under other plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced to the extent necessary to avoid imposition of any such excise taxes. Employee may select the payments and benefits to be limited or reduced, including an election not to have the vesting of certain benefits, including stock options, accelerate as a result of a Change in Control Event.

5.           Legal Fees and Costs. Except as otherwise provided herein, MainStreet will pay or reimburse Employee for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees and expert witness fees and expenses, incurred by Employee in seeking to obtain or enforce by legal proceeding any right or benefit provided by this Agreement.

6.           Documents. All documents, record, tapes and other media of any kind or description relating to the business of Employer or any of its subsidiaries and affiliates (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of Employer. The Documents (and any copies) shall be returned to Employer upon Employee’s termination of employment for any reason or at such earlier time or times as Employer may specify.

7.           Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that MainStreet shall not be required to make any payment or take any action under this Agreement if:

(A)         MainStreet is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if

(B)         in the opinion of counsel to MainStreet such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to MainStreet, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise is prohibited by any Regulatory Authority.

8.           Termination of Agreement. This Agreement shall terminate automatically and become null and void upon any termination of Employee’s employment with Employer other than a termination of employment which results in MainStreet’s payment obligation under Section 2 above. Following any such termination of this Agreement, it shall be of no further force or effect and Employee shall have no further rights hereunder.

9.           Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect arid shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

10.         Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

11.          Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

12.          Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent by giving notice thereof in writing to the other party at least three days before the effective date of such change in address.

13.          Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

14.          Binding Effect. This Agreement shall be binding upon Employee and MainStreet, its Successors and assigns effective on the date first above written.

15.          No Construction Against Any Party. This Agreement is the product of informed negotiations between the Employee and MainStreet. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Employee and MainStreet agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

16.          Entire Agreement. This Agreement constitutes the complete, final and entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. No promises, representations or warranties have been made by any party to or for the benefit of the other with respect to such matters which are not expressly set forth herein.

17.          Exclusions. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by Employee that:

(a)           Employee shall not be entitled to any payments under this Agreement if no Change in Control Event occurs or in the event a Change in Control Event occurs (i) Employer terminates Employee’s employment for Cause, or (ii) Employee voluntarily terminates his employment with Employer for Other than Good Reason, or (iii) Employee’s employment with Employer terminates or is terminated due to his death, Retirement or pursuant to a Determination of Long Term Incapacity,

(b)          Employee’s employment with Employer is on an “at will” basis and this Agreement does not constitute an employment contract or an agreement by Employer to employ Employee for any particular period of time or in any particular capacity. Nothing in this Agreement is intended or should be interpreted to confer upon Employee the right to continue in the employ of Employer or to be or become an employee of MainStreet if MainStreet is not the Employer or to interfere with or restrict in any way the right of Employer to discharge Employee or terminate his or her employment at any time or for any reason whatsoever, with or without Cause, and without any obligation or liability to Employee except as herein provided, it being the intent of the parties hereto only to provide for payment of the severance benefits specified herein in the event of the termination of Employee’s employment with Employer under the circumstances described in Section 2.

18.          Confidentiality. The Employee recognizes that as an employee of Employer, Employee will have access to and may participate in the origination of non-public, proprietary and confidential information and that Employee owes a fiduciary duty to the Employer. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, strategic plans, methods of marketing and operation, and other data or information of or concerning the Employer or its customers that is not generally known to the public or in the banking industry. The Employee agrees that he will never make a disclosure of confidential information to a third party or use confidential information other than for the exclusive benefit of the Employer and its affiliates.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

MainStreet BankShares, Inc.

By:	/s/ Brenda Smith
Brenda Smith
President/CEO

Address: 1075 Spruce Street
Martinsville, VA 24112

/s/ Sonya B. Smith
Employee: Sonya B. Smith
Address: 4277 Horsepasture Price Road
Ridgeway, VA 24148